Exhibit 19.1
POLICY STATEMENT
It is the Company’s policy to comply with state and federal laws regarding trading in Company Securities (“Company Stock”) as well as the dissemination and use of Material Nonpublic Information (“MNPI”). As such, it is the Company’s practice to require directors, officers and employees to obtain pre-clearance prior to trading in Company Stock; to prohibit those who are aware of MNPI from trading in Company Stock; and to prohibit disclosing MNPI to anyone who may trade in Company Stock on the basis of that information.
Capitalized terms used herein are defined at the end of this Policy.

SCOPE
This Policy applies to: (1) all directors and officers of the Company, (2) Company employees, contractors or consultants that have access to MNPI (both (1) and (2) are referred to in this Policy as an “Employee”), and (3) Family Members and Controlled Entities. Every Employee is responsible for compliance with this Policy by their Family Members and Controlled Entities.
This Policy is separate and in addition to the Company’s Code of Conduct and Reg FD Policy and is intended to complement them regarding trading in Company Stock as well as the disclosure of MNPI.

TRANSACTIONS SUBJECT TO THIS POLICY
This Policy applies to Transactions involving the Company’s Stock.

PROHIBITED CONDUCT
Except as provided herein, every Employee, Family Member or Controlled Entity must obtain Pre-Clearance prior to entering into a Transaction involving Company Stock.
Even if Pre-Clearance is obtained, no Employee, Family Member or Controlled Entity that is aware of, or has access to, MNPI may directly or indirectly:
•Engage in Transactions in Company Stock;
•Recommend the purchase or sale of any Company Stock;
•Disclose MNPI to anyone; including anyone within the Company whose job does not require them to have that information. (For additional guidance regarding Confidential Information and MNPI see Murphy’s Code of Conduct as well as the Reg FD Policy); or
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•Assist anyone engaged in the above activities.

PRE-CLEARANCE
The Company has established the following procedure every Employee, Family Member or Controlled Entity must follow to trade in Company Stock. Unless a Transaction is covered by an exception in this Policy, this procedure must be followed every time.
Every Employee, Family Member and Controlled Entity must obtain a written Pre-Clearance approval from the General Counsel prior to any Transaction or gift involving Company Stock.
Requests for Pre-Clearance should be submitted to the General Counsel or the General Counsel’s designee on the day of the Transaction. The General Counsel will consider the request and either approve it or determine it is not allowable under this Policy.
Each request for Pre-Clearance must include the following information for each requestor, corresponding Family Member or Controlled Entity: (1) whether they have knowledge of, or access to, any MNPI, and if so, include a detailed description, and (2) whether any have engaged in any non-exempt “opposite-way” transactions within six (6) months prior to the request.
If Pre-Clearance is granted, when required by the SEC, the requestor must coordinate with the Company to report the Transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and coordinate with their broker to file a Form 144, if necessary, at the time the Transaction.
Contact information:
E. Ted Botner – General Counsel Phone (281) 675-9000
Email: Ted_Botner@murphyoilcorp.com
Tricia M. Hammons – Director, Governance & Legal Services Phone (281) 675-9000
Email: Tricia_Hammons@murphyoilcorp.com

RESTRICTIONS ON PRE-CLEARANCE
Pre-Clearance for any Transaction will not be granted when the requestor has access to MNPI, during a Blackout Period, or other Non-Trading Window.

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For Pre-Clearance requests involving stock options or stock appreciation rights, if the request is made prior to 10a.m. CT on the desired trading day, and approved, the request will be processed using the prior trading day’s average high and low stock price.
Pre-Clearance may be granted after MNPI becomes Publicly Disclosed. Once information is Publicly Disclosed it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until the third trading day after the information is released. For example, if the Company were to make an announcement on a Wednesday, trading is not permitted until the following Monday. Depending on the circumstances regarding the release of specific MNPI, the Company may determine that a longer period should apply.

MATERIAL NONPUBLIC INFORMATION REGARDING OTHER COMPANIES
This Policy extends to material nonpublic information relating to other companies. This includes the Company’s customers, vendors, suppliers or venture partners when that information is obtained in the course of an Employee’s duties on behalf of the Company. Such information should be treated with the same care required with respect to Company’s confidential information.
Except as set forth in this Policy, no Employee who learns about material nonpublic information relating to other companies with which the Company does business, may trade in that company’s Stock until the information becomes public or is no longer material.

TRANSACTIONS AFTER LEAVING THE COMPANY
This Policy will continue to apply until the later of (a) 90 days following an Employee’s departure and (b) the end of the first Blackout Period that begins after the Employee has left the Company.
In addition to these restrictions, no Employee that leaves the Company with knowledge of MNPI may trade in Company Stock until that information has become public or is no longer material.

PROHIBITED TRANSACTIONS
No Employee may engage in any of the following Transactions involving Company Stock:
Short-Term Trading/Opposite Way Trades
No Employee who purchases Company Stock in the open market may sell Company Stock of the same class during the six (6) months following the purchase (or vice versa). Note: Securities
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regulation Section 16(b) requires company insiders to return any profits made from the purchase and sale of Company Stock if both transactions occur within a six-month period.
Short Sales
The sale of Company Stock that the seller does not own. Note: Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. Short sales arising from certain types of hedging transactions are governed by the paragraph captioned “Hedging Transactions.”
Publicly-Traded Options
Transactions in put options, call options or other derivative securities on an exchange or in any other organized market. For positions arising from certain types of hedging transactions, see the “Hedging Transactions” section.
Hedging Transactions
Transactions including those involving options, puts, calls, prepaid variable forward contracts, equity swaps, collars and exchange funds or other derivatives, that are designed to hedge or speculate on any change in the market value of the Company’s Stock.

SPECIAL CONDITIONS FOR SPECIFIC TRANSACTIONS
Margin Accounts and Pledged Stock
As noted in the Company’s Corporate Governance Guidelines, a director or officer may not pledge Company Stock (including by purchasing Company Stock on margin or holding Company Stock in a margin account) until they have achieved the requisite stock ownership target specified in the Company’s stock ownership guidelines. Once such stock ownership target has been achieved, a director or officer is permitted to pledge Company Stock in compliance with applicable law (including disclosure of such pledging in the Company’s proxy statement as required by SEC regulations), provided, that Company Stock required to meet the applicable ownership target remains unpledged. Pledging of shares should be disclosed to the General Counsel before the pledges take place.
Standing and Limit Orders
Except for standing or limit orders under approved Rule 10b5-1 Plans, the Company discourages placing standing or limit orders on Company Stock. If an Employee desires to use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the Pre-Clearance procedures outlined in this Policy.
10b5-1 Plans

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Rule 10b5-1 under the Exchange Act provides an affirmative defense from insider trading liability. In order for this defense to be available, a person must enter into a written plan (a “10b5-1 Plan”) that meets the criteria specified in Rule 10b5-1. If the 10b5-1 Plan meets these requirements, the Employee may Transact in Company Stock pursuant to the 10b5-1 Plan while in possession of MNPI and during a Blackout Period or other Non-Trading Window.
Entry into a Rule 10b5-1 Plan is subject to the Pre-Clearance procedures outlined in this Policy and, to the extent applicable, compliance with the Company’s stock ownership guidelines. All Pre-Clearance requests must be made outside of a Blackout Period and at a time when the requestor is not in possession of MNPI.
10b5-1 Plan Requirements
Each 10b5-1 Plan must be in writing and signed by the Employee, and the Employee must provide a copy to the Company. A 10b5-1 Plan must not permit an Employee to exercise any subsequent influence over how, when or whether to effect purchases or sales. The Employee must act in good faith at the time the 10b5-1 Plan is adopted and with respect to the 10b5-1 Plan through its duration. In addition, each 10b5-1 Plan entered into by a director or officer must include a representation certifying that (a) such person is not in possession of material non- public information about the Company or Company Stock, and (b) the 10b5-1 Plan is being adopted in good faith and not as part of a plan to evade the prohibitions of Rule 10b-5.
Each 10b5-1 Plan must provide for delayed effectiveness after adoption or amendment (a “Cooling-Off Period”). For directors or officers, the 10b5-1 Plan must specify that trades cannot begin until the later of (a) 90 days after the date of adoption or amendment under the 10b5-1 Plan and (b) 2 business days following the Company’s filing of a quarterly or annual report covering the financial reporting period in which the 10b5-1 Plan was adopted or amended (but in no event later than 120 days after the adoption or amendment of the 10b5-1 Plan).
Amendment, Suspension and Termination
Amendments, suspensions, and terminations of 10b5-1 Plans must be approved in advance by the General Counsel or his or her designee. In addition, an Employee may not voluntarily amend a 10b5-1 Plan during a Blackout Period or other Non-Trading Window or while in possession of MNPI.
Mandatory Suspension
Each 10b5-1 Plan must provide for suspension of trades under such plan if legal, regulatory or contractual restrictions are imposed on the Employee, or if this Policy is amended, or other events occur, that would prohibit sales under the 10b5-1 Plan.
Only One Plan in Effect at Any Time
Subject to certain exceptions, an Employee may have only one 10b5-1 Plan in effect at any time. An Employee may adopt a new 10b5-1 Plan to replace an existing 10b5-1 Plan before the

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scheduled termination date of such existing 10b5-1 Plan, so long as the first scheduled trade under the new 10b5-1 Plan does not occur until after all trades under the existing 10b5-1 Plan are completed or expire without execution (subject to any Cooling-Off Periods).
Notice of Trades
Each 10b5-1 Plan entered into by an Employee subject to Section 16 filing requirements must provide that the broker will provide notice of any trades under the 10b5-1 Plan to the Employee in sufficient time to allow for the Employee to make timely filings under the Exchange Act.
Company Disclosures
The Company will disclose in its quarterly and annual reports the material terms of the 10b5-1 Plans adopted or terminated (which includes modifications) by directors or officers, including the identity of the person, the date of adoption or termination, the duration of the trading arrangement and the aggregate number of Company Stock covered under the 10b5-1 Plan.

EXCEPTIONS
This Policy does not apply to the following Transactions:
Restricted Stock Awards
This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which an Employee elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply; however, to any market sale of restricted stock.
401(k) Plan
This Policy does not apply to purchases of Company Stock in the Company’s 401(k) plan resulting from a payroll deduction election. This Policy does apply; however, to other elections made under the 401(k) plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of a Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.
Gifts
Bona fide gifts are permissible, subject to the Pre-Clearance requirements of this Policy. Gifts are prohibited in circumstances where the grantor making the gift has reason to believe that the recipient intends to sell the Company Stock while the grantor is aware of MNPI, or the grantor is aware that the recipient intends to sell the Company Stock during a Blackout Period or Non- Trading Window.
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Mutual Funds
Transactions in mutual funds invested in Company Stock are not subject to this Policy.

COMPANY TRADING
The Company must comply with U.S. securities laws applicable to its own trading activities, and it will not effect transactions in respect of Company Stock, or adopt any repurchase plans with respect to Company Stock, when it is in possession of MNPI, other than in compliance with applicable law.
ADMINISTRATION, INQUIRIES
The General Counsel shall serve as the compliance officer for this Policy and is responsible for addressing any questions or inquiries. All determinations and interpretations by the General Counsel shall be final and not subject to further review.
CAUTIONARY WARNINGS
The purchase and sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the security, is prohibited by state and federal law. These requirements apply not just to the entity issuing a security but also to the individuals involved in a transaction.
Except as specifically noted herein, there are no exceptions to this Policy. Transactions that may seem necessary, logical or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction should be avoided to avoid a possible violation of the Company’s Code of Conduct or Reg FD Policy.
In all cases, the consequences for trading while in possession of MNPI rest with that individual, and any action on the part of the Company or any other Employee pursuant to this Policy, or otherwise, does not in any way constitute legal advice to an individual or insulate such individual from liability under applicable securities laws.
Every Employee is responsible for their conduct, the Company will not provide a defense or indemnity for any violations or investigations related to individual conduct.
Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Violations can be severe and include surrender of profits as well as civil penalties and imprisonment.
Violations of this Policy must be immediately reported to the General Counsel and may result in disciplinary action up to and including termination.

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DEFINITIONS
Blackout Period
The period beginning on the 15th calendar day of the last month of the then current fiscal quarter and ending two (2) business days following the date of the Public Disclosure of the Company’s earnings results for that quarter.
Confidential Information
Any Company information that is Confidential as set forth in the Company Code of Conduct. Confidential Information includes MNPI.
Controlled Entity
Any entity that an Employee controls, including any corporations, partnerships or trusts, except those for which the Employee has provided the Company with written notice expressly disclaiming beneficial ownership.
Employee
Everyone included as defined in the Scope.
Family Member
Any relative that resides with an Employee (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in the same household with an Employee, and any family members who do not live in the household with an Employee but whose transactions in Company Stock are directed by the Employee or are subject to the Employee’s influence or control, such as parents or children who consult with the Employee before they trade in Company Stock.
Material Information
Information for which there is a substantial likelihood that a reasonable investor would consider important in deciding to buy, sell or hold a security or could reasonably be expected to have an effect on the price of the Company’s Stock. Both positive and negative information may be material. Material information includes, but is not limited to:
•Financial information, such as revenue and earnings, including whether the Company will meet guidance or expectations,
•Mergers, acquisitions, tender offers, joint ventures or changes in assets,
•Developments regarding projects or operations,
•Changes in senior management,
•Financings and other events regarding the Company’s Stock,
•Significant litigation, and
•Bankruptcy, restructuring or receivership.
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Material Nonpublic Information (MNPI)
Means information that is both Material Information and Nonpublic Information.
Nonpublic Information
Information that has not been previously disclosed to the general public by means of a media release, SEC filing or other means for broad public access.
Non-Trading Window
Any time period involving an event that is material to the Company and is known by a limited number of Employees. So long as the event remains material and nonpublic, any Employee designated by the General Counsel may not trade Company Stock. The existence of an event- specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole and should not be communicated to any other Employee.
Pre-Clearance
Approval by the General Counsel or the General Counsel’s designee to enter into a Transaction involving any Company Stock.
Public Disclosure
Dissemination of information by: (1) filing a Form 8-K with the SEC, or (2) another method, approved by the General Counsel for a specific communication, that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public.
Securities, (Stock)
Include common and preferred stock, options to purchase stock, or other instruments that may be issued by an entity including, but not limited to, bonds, debentures, and warrants as well as derivative securities that are not issued directly by an entity such as exchange traded put or call options or swaps.
Transaction
Any exchange for value involving Stock.

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CERTIFICATION
All Employees subject to this Policy must certify their understanding of, and intent to comply with, this Policy.

Certification
I certify that:
•I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the General Counsel is available to answer any questions I have regarding the Policy.
•Since I have been an employee of the Company, I have complied with the Policy.
•I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:          Signature:          Date:
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